Exhibit 10.2

Corporate Advisory Agreement

(M&A and Funding)

This Agreement made this 18th day of May 2021 (Effective Date) by and between GYB, LLC, a Utah limited liability company (hereinafter “Advisor”) with a principal place of business located at 3421 S 500 W, Salt Lake City, UT 84115 and MJ Holdings, Inc., a Nevada corporation with principial lace of business located at 7320 S. Rainbow Blvd, #102-210, Las Vegas, NV 89139.

RECITALS

Whereas Advisor has experience and contacts in the financial services and capital markets industries and among private accredited and institutional investors and lenders to assist Company in accessing additional capital, including, but not limited to, equity financing, structured financing, structured debt, convertible debt and/or preferred debt,

Whereas Advisor has experience in mergers and acquisitions (“M&A”), joint ventures, partnerships, purchase option agreements and other asset acquisition models,

Whereas Company is desirous of utilizing Advisor’s core competencies and business acumen for the purpose of examining opportunities for corporate investments, seeking sources of debt or similar funding for Company and identifying potential targets for merger or acquisition,

Therefore, the parties hereto agree as follows:

1.	The above stated Recitals are true and correct and are incorporated here.

2.	TERM – This Agreement shall be for a period of two (2) years and commence on the Effective Date of this agreement,

3.	SCOPE OF ENGAGEMENT – Duties shall include, but not be limited to the following:

a.	Advisor shall identify and propose to Company prospective funding sources.
b.	Advisor shall identify and propose to Company entities operating within the legally regulated cannabis industry that may be suitable as a potential acquisition or merger target of the Company.
c.	Advisor shall provide or has provided detailed information and research on pertinent technology companies that provides “drive-up” point of sale (“POS”) solutions for the regulated cannabis sector industry.
d.	Advisor shall provide all such other services as the parties hereto mutually agree.

Notwithstanding the above, Advisor shall only engage in discussions with potential contacts or prospects upon identifying same to Company and receiving written instruction from the Company as to whether and to what extent Company, in its sole discretion, desires to engage in any and/or further communications or discussions with such prospect.

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4.	COMPENSATION – From May 18, 2021 through April 30, 2023, the sum of $290,000 to be paid upon the execution of this agreement.

5.	EXPENSES – Company shall reimburse Advisor for all reasonable out of pocket expenses incurred by Advisor on behalf of Company only upon previous approval, in writing, by Company. Advisor shall submit monthly expense statements with receipts attached thereto and Company shall reimburse Advisor in a timely manner for approved expenses. Advisor is responsible for all normal and ordinary expenses of its operations including office space, phone and internet service, personnel, etc. Except as otherwise specifically set forth herein

6.	COMPANY’S DUTIES – Company’s Officers and Directors shall make themselves reasonably available to consult with Advisor. Company will determine whether it is advisable for Company representatives to attend meetings, conference calls or otherwise communicate with any prospective investor, prospect or otherwise. Advisor is not an agent or business partner of Company and shall not represent or infer otherwise to any third party.

7.	BREACH – Any alleged breach of this agreement shall be communicated to the breaching party in writing via Notice; see paragraph 7, below. The party against whom the claim has been made shall have fifteen days (15) from the date of Notice to cure the alleged breach or such time as may be commercially reasonable to commence to cure same and diligently pursue cure to completion in a timely manner; which time period may be less than fifteen (15) days. Failure to cure the alleged breach in a timely manner shall allow the aggrieved party to terminate this agreement pursuant to the terms herein below.

8.	NOTICES – All notices shall be sent via email, overnight courier or hand delivery to the address first indicated hereinabove unless the parties have given reasonable Notice of a change of address.

9.	FORCE MAJEURE – Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is proximately and materially caused by conditions beyond its control including, but not limited to Acts of God (natural disasters i.e. earthquakes, hurricanes, floods), Government restrictions, wars, acts of terrorism, insurrections, and/or any other cause beyond the reasonable control of the party whose performance is affected.

10.	TERMINATION - Company may terminate this agreement without cause upon sixty (60) days’ notice to Advisor provided. Should any breach remain uncured after Notice of such Breach then termination of this Agreement shall be effective without further notice upon the expiration of the cure period. Advisor may, upon Notice and opportunity to cure, terminate this agreement upon failure of Company to timely cure.

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11.	APPLICABLE LAW – The laws of the State of Nevada shall apply to all provisions and paragraphs of this agreement. Jurisdiction for any claim for breach or otherwise shall be, consistent with the Arbitration Clause, below in paragraph 11, in Clark County, NV.

12.	ARBITRATION – Any unresolved claim of breach or material dispute arising hereunder shall be brought before an arbitration panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association and consistent with Paragraph 10, above.

13.	NO WAIVER – Should any language or clause of this agreement be determined to be void then only that language shall be deleted herefrom and the requirements of no other paragraphs herein shall be deemed waived by either party.

14.	FACSIMILE – Executed documents exchanged by the parties hereto, including this Agreement, shall be deemed to be originally executed if communicated and delivered via facsimile.

The Parties hereto agree as of the date first written hereinabove.

ADVISOR

Dimitrios A. Deslis – Manager/ Authorized Agent
GYB, LLC

COMPANY

MJ Holdings, Inc., a Nevada corporation
By Paris Balaouras, Chairman of the Board/CCO

Wire Information

GYB, LLC

3421 S 500 West

Salt Lake City, UT 84115

JP Morgan Chase

270 Park Avenue

New York, NY 10017

ABA#: 124001545

Account #: 662052361

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